Filed pursuant to Rule 424(b)(3)

Registration No.: 333-291598

PROSPECTUS SUPPLEMENT No. 5

(To the Prospectus dated March 30, 2026)

BIODEXA PHARMACEUTICALS PLC

Up to 97,800 American Depositary Shares Representing 4,890,000 Ordinary Shares Underlying the Pre-Funded Warrants

Up to 1,219,512 American Depositary Shares Representing 60,975,600 Ordinary Shares Underlying the Series L Warrants

Up to 30,487 American Depositary Shares Representing 1,524,350 Ordinary Shares Underlying the Placement Agent Warrants

This prospectus supplement No. 5 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, as amended, effective as of March 30, 2026 (the “Prospectus”), related to the issuance in a “best efforts” public offering, or Offering, of up to (i) 4,890,000 ordinary shares, nominal value £0.000001 per share, or Ordinary Shares, of Biodexa Pharmaceuticals PLC, or the Company, represented by 97,800 American Depositary Shares, or Depositary Shares, issuable upon the exercise of pre-funded warrants, or Pre-Funded Warrants, and (ii) 60,975,600 Ordinary Shares represented by 1,219,512 Depositary Shares issuable upon exercise of our Series L warrants, or Series L Warrants, issued in connection with the Offering. We also registered the issuance of up to 1,524,350 Ordinary Shares represented by 30,487 Depositary Shares issuable upon the exercise of outstanding warrants that we issued to the placement agent of our Offering. The “best efforts” public offering was completed on December 19, 2025 and the Depositary Shares underlying the Pre-Funded Warrants and Series L Warrants are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended.

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Report on Form 6-K, filed with the Securities and Exchange Commission on October 8, 2026.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on October 12, 2026 was $0.3832.

Investing in our securities involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is October 13, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of October 2026

Commission File Number 001-37652

Biodexa Pharmaceuticals PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒      Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

On October 8, 2026, Biodexa Pharmaceuticals PLC (the “Company”) announced a ratio change of its American Depositary Shares (“ADSs”) from one (1) ADS representing fifty (50) of its ordinary shares, to a new ratio of one (1) ADS representing four hundred (400) ordinary shares (the “Ratio Change”). The effective date of the Ratio Change is expected to be on or about October 26, 2026.

Pursuant to the Ratio Change, ADS holders will be required on a mandatory basis to surrender their ADSs for cancellation and exchange to receive one (1) new ADS (New CUSIP: 59564R864) for every eight (8) old ADSs (Old CUSIP: 59564R872). No fractional ADSs will be allocated. The aggregate fractions, if any, will be sold and the net proceeds will be distributed to the entitled ADS holder. The Company's Depositary, JPMorgan Chase Bank, N.A. will contact ADS holders and arrange for the exchange of their existing ADSs for new ADSs.

For ADS holders, the Ratio Change will have the same effect as a one-for-eight reverse ADS split. The ordinary shares of the Company will not be affected by this change.

The information in this Report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File No. 333-209365) and Form F-3 (File No. 333-290554) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC

Date: October 8, 2026	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer